Exhibit 99.1

Photo Caption:  John P. Babcock, President Peapack Private Wealth Management

Subject Line:  Peapack-Gladstone Financial Corporation to Acquire Princeton Portfolio Strategies Group

Bedminster, New Jersey – May 12, 2021 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:  PGC), parent company of Peapack-Gladstone Bank announced today that it has entered into an agreement to acquire Princeton, NJ-based Princeton Portfolio Strategies Group, LLC (“PPSG”), with assets under management of approximately $550 million.  The Company anticipates the purchase will be immediately accretive to earnings.  The transaction is expected to close in the third quarter of 2021, subject to the receipt of regulatory approval and other customary closing conditions.

PPSG, who will become part of Peapack Private, the wealth management division of the Bank, has been delivering wealth management services and customized portfolio management solutions to individuals and institutions since 2011.  Their team of professionals has broad experience in advising and investing, and a long history of coordinating financial solutions with clients’ attorneys, accountants, and other professionals.

Partners Bill Hamill, Suzanne Twitchell, Carlton Savoye, Alan Moucha, and John Capodici, along with all PPSG team members, will join Peapack Private upon completion of the acquisition.

Peapack Private is one of the largest trust company and wealth managers in NJ, with a market value of approximately $9.4 billion of Assets Under Administration (AUA) at March 31, 2021.  The Princeton Portfolio Strategies Group transaction will be the Bank’s eighth acquisition and/or lift-out since 2015.

“With a private banking office already located at Carnegie Center in Princeton, we were able to establish a quick and easy connection with PPSG,” said John P. Babcock, President of Peapack Private Wealth Management.  He continued, “Combining the high-quality professionals from PPSG with our existing Princeton team is a win-win for both organizations and will allow us to accelerate our growth in this highly desirable market.”

Park Sutton Advisors LLC served as exclusive financial advisor to Peapack-Gladstone Bank on this transaction.

About the Company

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $6.0 billion and assets under management and/or administration of $9.4 billion as of March 31, 2021.  Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative wealth management, investment banking, commercial and retail solutions, including residential lending and online platforms, to businesses and consumers.  Peapack Private, the Bank’s wealth management division, offers comprehensive financial, tax, fiduciary and investment advice and solutions, to individuals, families, privately held businesses, family offices and not-for-profit organizations, which help them to establish, maintain and expand their legacy.  Together, Peapack-Gladstone Bank and Peapack Private offer an unparalleled commitment to client service.  Visit www.pgbank.com and www.peapackprivate.com for more information.

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Contact:  Denise M. Pace-Sanders, SVP Managing Principal, Brand and Marketing Director, dpace@pgbank.com, 908.470.3322, Peapack-Gladstone Bank, 500 Hills Drive, Suite 300, Bedminster, NJ 07921.